EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in each of the Registration Statements on Form S-8 (Nos. 333-167175, 333-196464, 333-210182, 333-224120, and 333-233571), From S-3 (Nos. 333-224951, 333-248201), and Form S-1 (No. 333-228212) of Tenax Therapeutics, Inc. of our report dated March 30, 2021, relating to the balance sheet as of December 31, 2019, and the related statements of operations, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements of PHPrecisionMed, Inc. (formerly known as PHPrecisionMed, LLC), which is included in the Current Report on Form-8K/A of Tenax Therapeutics, Inc. dated March 30, 2021.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
March 30, 2021